Assured Guaranty Ltd. Reports Results for First Quarter 2022

•Puerto Rico Settlements:
•Reduced Puerto Rico net par outstanding by $1.3 billion, a 37% reduction.
•The benefit to insurance segment adjusted operating income associated with the exposures covered by the Puerto Rico settlements was $63 million in first quarter 2022.

•GAAP Highlights: Net income attributable to Assured Guaranty Ltd. was $66 million, or $0.98 per share(1), for first quarter 2022. Shareholders’ equity attributable to Assured Guaranty Ltd. per share was $89.20 as of March 31, 2022.

•Non-GAAP Highlights: Adjusted operating income(2) was $90 million, or $1.34 per share, for first quarter 2022. Adjusted operating shareholders’ equity(2) per share and adjusted book value (ABV)(2) per share were $90.09 and $133.21, respectively, as of March 31, 2022.

•Return of Capital to Shareholders: First quarter 2022 capital returned to shareholders was $172 million, including the repurchase of 2.7 million shares for $155 million, and dividends of $17 million. As of March 31, 2022, 65.0 million common shares were outstanding.

•Insurance Segment:
•Insurance segment adjusted operating income was $133 million for first quarter 2022.
•Gross written premiums (GWP) were $70 million for first quarter 2022.
•Present value of new business production (PVP)(2) was $69 million for first quarter 2022.

•Asset Management Segment
•Asset Management segment adjusted operating income was break-even for first quarter 2022.
•Assets under management (AUM) inflows were $91 million for first quarter 2022.

Hamilton, Bermuda, May 5, 2022 -- Assured Guaranty Ltd. (NYSE: AGO) (AGL and, together with its consolidated entities, Assured Guaranty or the Company) announced today its financial results for the three-month period ended March 31, 2022 (first quarter 2022).

“The first quarter of 2022 was a turning point for Assured Guaranty. By completing consensual settlements, we eliminated $1.3 billion of our Puerto Rico insured net par exposure and received cash and new G.O. bonds totaling approximately $1.2 billion, as well as additional contingent value instruments. The settlements also resulted in an acceleration of premium earnings, reduced our Puerto Rico exposure to less than 1% of our net par outstanding and contributed to our strong first-quarter adjusted operating income of $1.34 per share, almost two-and-a-half times last year’s first-quarter result,” said President and CEO Dominic Frederico, adding “In the quarter’s volatile capital markets, we produced $69 million of PVP and captured a 58% share of insured par sold in the primary municipal bond market.”

(1)    All per share information for net income and adjusted operating income is based on diluted shares.
(2)    Please see “Explanation of Non-GAAP Financial Measures.”

Summary Financial Results
(in millions, except per share amounts)

	Quarter Ended
	March 31,
	2022	2021

GAAP
Net income (loss) attributable to AGL	$66	$11
Net income (loss) attributable to AGL per diluted share	$0.98	$0.14
Weighted average diluted shares	67.4	77.5
Non-GAAP
Adjusted operating income (loss) (1)	$90	$43
Adjusted operating income per diluted share(1)	$1.34	$0.55
Weighted average diluted shares	67.4	77.5

Gain (loss) related to FG VIE and CIV consolidation(2) included in adjusted operating income	$(10)	$—
Gain (loss) related to FG VIE and CIV consolidation included in adjusted operating income per share	$(0.14)	$—

Components of total adjusted operating income (loss)
Insurance segment	$133	$79
Asset Management segment	—	(7)
Corporate division	(33)	(29)
Other	(10)	—
Adjusted operating income (loss)	$90	$43

	As of
	March 31, 2022		December 31, 2021
	Amount	Per Share	Amount	Per Share

Shareholders' equity attributable to AGL	$5,802	$89.20	$6,292	$93.19
Adjusted operating shareholders’ equity (1)	5,860	90.09	5,991	88.73
ABV (1)	8,665	133.21	8,823	130.67

Common Shares Outstanding	65.0		67.5
________________________________________________
(1)    Please see “Explanation of Non-GAAP Financial Measures” at the end of this press release.
(2)    The effect of consolidating financial guaranty (FG) variable interest entities (VIEs) (FG VIEs) and consolidated investment vehicles (CIVs).

On a per share basis, shareholders’ equity attributable to AGL was $89.20 as of March 31, 2022, which was lower than shareholders’ equity attributable to AGL of $93.19 as of December 31, 2021, primarily due to unrealized losses on the investment portfolio due to rising interest rates. On a per share basis, adjusted operating shareholders’ equity and ABV reached record highs primarily due to the accretive effect of the share repurchase program, and in the case of ABV, favorable loss development and net written premiums. See “Common Share Repurchases” on page 10.

Insurance Segment

The Insurance segment primarily consists of the Company's insurance subsidiaries that provide credit protection products to the United States (U.S.) and non-U.S. public finance (including infrastructure) and structured finance markets.

Insurance Segment Results
(in millions)

	Quarter Ended
	March 31,
	2022	2021
Segment revenues
Net earned premiums and credit derivative revenues	$219	$107
Net investment income	63	73
Other income (loss)	(4)	(1)
Total segment revenues	278	179

Segment expenses
Loss expense	60	30
Interest expense	1	—
Amortization of deferred acquisition costs (DAC)	4	3
Employee compensation and benefit expenses	38	36
Write-off of Municipal Assurance Corp. (MAC) insurance licenses	—	16
Other operating expenses	19	21
Total segment expenses	122	106
Equity in earnings (losses) of investees	(1)	19
Segment adjusted operating income (loss) before income taxes	155	92
Less: Provision (benefit) for income taxes	22	13
Segment adjusted operating income (loss)	$133	$79

Insurance segment adjusted operating income increased 68% to $133 million in first quarter 2022 compared with $79 million in the three-month period ended March 31, 2021 (first quarter 2021), primarily due to a benefit of $63 million (after-tax) associated with the exposures covered by the Puerto Rico settlements. The benefit is primarily due to the release of unearned premium reserve (UPR) associated with extinguished financial guaranty policies, which resulted in (1) acceleration of net earned premiums, and (2) acceleration of loss expense that was previously embedded in the UPR. For those Puerto Rico transactions that became part of the Company’s insured portfolio when the Company purchased certain legacy monolines, UPR was recorded at fair value, which was higher than the contractual premiums due under the acquired policies. The benefit also includes the effect of positive economic development on the settled credits as the value of recoveries received increased between December 31, 2021 and the dates we received such recoveries.

The Puerto Rico Settlements resulted in a $1.3 billion reduction in Puerto Rico net par that consisted of the following exposures: (1) Puerto Rico General Obligation (GO), (2) Puerto Rico Public Buildings Authority (PBA), (3) Puerto Rico Convention Center District Authority (PRCCDA), and (4) Puerto Rico Infrastructure Financing Authority (PRIFA) (collectively, settled Puerto Rico credits). Under the Puerto Rico settlements, the Company paid $1.3 billion in claims and received (net of ceded reinsurance), cash, new recovery bonds and other securities with a par value of $1.1 billion, as well as contingent value instruments (CVIs). In addition, the Company placed $0.1 billion in cash and securities into custodial trusts it established for the benefit of bondholders that did not elect to be paid principal and accrued interest on the effective date of the settlement pursuant to options available under the plan. The Company has sold some of the new recovery bonds and CVIs and may continue to sell amounts it still retains, subject to market conditions. The fair value of the Puerto Rico new recovery bonds, CVIs and other securities held in the investment portfolio on March 31, 2022 was $688 million.

The components of Insurance segment net earned premiums and credit derivative revenues, including the premium accelerations associated with the extinguishment of most of the GO and PBA exposures and all of the PRCCDA and PRIFA exposures, are shown in the table below.

Insurance Segment
Net Earned Premiums and Credit Derivative Revenues
(in millions)

	Quarter Ended
	March 31,
	2022	2021
Scheduled net earned premiums and credit derivative revenues	$89	$91
Accelerations - Puerto Rico	104	—
Accelerations - other	26	16
Total	$219	$107

The components of Insurance segment loss expense and the rollforward of expected losses are presented in the tables below by sector.

Insurance Segment
Loss Expense
(in millions)

	Quarter Ended
	March 31,
	2022	2021
Public finance	$55	$18
U.S. residential mortgage-backed securities (RMBS)	6	12
Other structured finance	(1)	—
Total	$60	$30

Roll Forward of Net Expected Loss to be Paid (Recovered)(1)
(in millions)

	Net Expected Loss to be Paid (Recovered) as of December 31, 2021	Economic Loss (Benefit) Development	Net (Paid) Recovered Losses	Net Expected Loss to be Paid (Recovered) as of March 31, 2022

Public finance	$209	$(50)	$32	$191
U.S. RMBS	150	7	38	195
Other structured finance	52	(1)	(5)	46
Total	$411	$(44)	$65	$432
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(1)    Economic loss development (benefit) represents the change in net expected loss to be paid (recovered) attributable to the effects of changes in assumptions based on observed market trends, changes in discount rates, accretion of discount and the economic effects of loss mitigation efforts, each net of reinsurance. Economic loss development (benefit) is the principal measure that the Company uses to evaluate the loss experience in its insured portfolio. Expected loss to be paid (recovered) includes all transactions insured by the Company, whether written in insurance or credit derivative form, regardless of the accounting model prescribed under accounting principles generally accepted in the United States of America (GAAP), and without consideration of unearned premium reserves.

Loss expense is a function of economic loss development, as well as the amortization of UPR. In first quarter 2022, the largest component of loss expense was the public finance sector, which had loss expense of $55 million and an economic benefit of $50 million, both primarily attributable to Puerto Rico exposures. The difference between public finance loss expense and public finance economic benefit was primarily attributable to the release of UPR associated with extinguished Puerto Rico policies that previously had expected losses.

The net economic benefit of $44 million in first quarter 2022, across all sectors, includes a benefit of $47 million due to increases in discount rates.

Loss expense was $30 million in first quarter 2021, mainly attributable to Puerto Rico and U.S. RMBS exposures. Economic development in first quarter 2021 was a loss of $13 million. The effect on economic development of increases in discount rates in first quarter 2021 was a benefit of $48 million.

The components of income from the investment portfolio are presented in the table below.
Insurance Segment
Income from Investment Portfolio
(in millions)

	Quarter Ended
	March 31,
	2022	2021
Net investment income	$63	$73
Unrealized gain (loss) on trading securities (1)	(4)	—
Equity in earnings (losses) of investees:
AssuredIM Funds (2)	11	10
Other alternative investments	(12)	9
Total	$58	$92
________________________________________________
(1)    Reported in “other income (loss)” in the condensed consolidated statements of operations.
(2)    Assured Investment Management LLC (AssuredIM LLC) and its investment management affiliates (together with AssuredIM LLC, AssuredIM),

The total income from the investment portfolio decreased due primarily to (1) lower earnings from alternative investments, and (2) lower net investment income on available-for-sale fixed-maturity securities due to lower average balances, which declined due to dividends paid by the insurance subsidiaries and liquidity needs associated with the Puerto Rico claim payments in first quarter 2022.

CVIs issued by Puerto Rico and received as part of the Puerto Rico settlements are classified as trading securities with changes in fair value reported in other income. Unrealized loss on trading securities was $4 million in first quarter 2022.

Equity in earnings of AssuredIM Funds were $11 million in first quarter 2022 and $10 million in first quarter 2021 mainly due to an overall increase in the net asset value (NAV) of the AssuredIM collateralized loan obligation (CLO) and asset-based funds. Other alternative investments generated losses of $12 million in first quarter 2022, compared with gains of $9 million in first quarter 2021. This component of income varies based on changes in the fair value of the underlying assets of the AssuredIM funds and other alternative investments.

The Insurance segment is authorized to invest up to $750 million in AssuredIM Funds. As of March 31, 2022, the Insurance segment had total commitments to AssuredIM Funds of $702 million, of which $229 million was undrawn. The Insurance segment’s interest in AssuredIM Funds was valued at $559 million as of March 31, 2022.

In the Insurance segment, investments in AssuredIM Funds are recorded at NAV, with the change in NAV reported in “equity in earnings (losses) of investees.” The AssuredIM Funds include healthcare, CLOs, municipal bond and asset-based funds. Equity in earnings (losses) of investees also includes the Company's proportionate interests in other alternative investments. To the extent that the amounts invested in AssuredIM funds and other alternative investments increase and available-for-sale fixed-maturity securities decrease, net investment income may decline.

New Business Production

PVP, a non-GAAP financial measure, measures the value of the Insurance segment’s new business production and includes upfront premiums and the present value of expected future installments on new business at the time of issuance, for all contracts regardless of form or GAAP accounting model. See “Explanation of Non-GAAP Financial Measures” at the end of this press release.

Insurance Segment
New Business Production
(in millions)

	Quarter Ended March 31,
	2022			2021
	GWP	PVP (1)	Gross Par Written (1)	GWP	PVP (1)	Gross Par Written (1)

Public finance - U.S.	$49	$49	$3,931	$79	$81	$5,427
Public finance - non-U.S.	16	12	223	5	3	—
Structured finance - U.S.	5	2	60	3	2	45
Structured finance - non-U.S.	—	6	257	—	—	—
Total	$70	$69	$4,471	$87	$86	$5,472
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(1)    PVP and Gross Par Written in the table above are based on “close date,” when the transaction settles. In first quarter 2022, the maximum potential exposure under a financial guarantee (not accounted for as insurance) is included in non-U.S. structured finance.

U.S. public finance GWP and PVP in first quarter 2022 was lower than the comparable GWP and PVP in first quarter 2021, primarily due to a large transaction closed in first quarter 2021 that did not recur. The average rating of U.S. public finance par written was A- in first quarter 2022, which is consistent with the average rating in first quarter 2021. The Company's direct par written represented 58% of the total U.S. municipal market insured issuance in first quarter 2022, compared with 65% in first quarter 2021, and the Company’s penetration of all municipal issuance was 4.9% in first quarter 2022, compared with 5.3% in first quarter 2021.

In first quarter 2022, non-U.S. public finance GWP and PVP were primarily attributable to a United Kingdom (U.K.) water liquidity guarantee and a restructuring of an existing U.K. water transaction.

In first quarter 2022, structured finance GWP is primarily attributable to U.S. credits. Non-U.S. structured finance PVP primarily includes a guarantee of rental income cash flows, for which no GWP is reported under GAAP.

Asset Management Segment

Asset Management Segment Results
(in millions)

	Quarter Ended
	March 31,
	2022	2021
Segment revenues
Management fees:
CLOs (1)	$12	$12
Opportunity funds and liquid strategies	8	4
Wind-down funds	1	3
Total management fees	21	19
Performance fees	16	1
Other income	2	—
Total segment revenues	39	20

Segment expenses
Employee compensation and benefit expenses	29	19
Other operating expenses (2)	10	10
Total segment expenses	39	29
Segment adjusted operating income (loss) before income taxes	—	(9)
Less: Provision (benefit) for income taxes	—	(2)
Segment adjusted operating income (loss)	$—	$(7)
________________________________________________
(1) CLO fees are the net management fees that AssuredIM retains after rebating the portion of these fees that pertains to the CLO equity that is held directly by AssuredIM Funds.
(2)    Includes amortization of intangible assets of $3 million in both first quarter 2022 and first quarter 2021.

Management fees in first quarter 2022 increased to $21 million, from $19 million in first quarter 2021. Management fees from opportunity funds increased by $4 million due to higher AUM in first quarter 2022 compared with first quarter 2021. Fees from the wind-down funds decreased as distributions to investors continued. As of March 31, 2022, AUM of the wind-down funds was $0.5 billion, compared with $1.3 billion as of March 31, 2021, and $0.6 billion as of December 31, 2021.

The increase in performance fees and compensation expense in first quarter 2022 were attributable to the healthcare and asset-based funds.

Roll Forward of
Assets Under Management
(in millions)

	CLOs	Opportunity Funds	Liquid Strategies	Wind-Down Funds	Total
AUM, December 31, 2021	$14,699	$1,824	$389	$582	$17,494

Inflows-third party	—	91	—	—	91
Inflows-intercompany	—	—	—	—	—
Outflows:
Redemptions	—	—	—	—	—
Distributions (1)	(335)	(104)	—	(135)	(574)
Total outflows	(335)	(104)	—	(135)	(574)
Net flows	(335)	(13)	—	(135)	(483)
Change in value	(82)	63	(14)	12	(21)
AUM, March 31, 2022	$14,282	$1,874	$375	$459	$16,990
_______________________________________________
(1)    Distributions from opportunity funds include $48 million related to the AssuredIM Funds created prior to the acquisition of BlueMountain Capital Management, LLC. As of March 31, 2022, AUM related to these funds was $128 million.

Components of
Assets Under Management (1)
(in millions)

	As of
	March 31, 2022	December 31, 2021

Funded AUM	$16,249	$16,821
Unfunded AUM	741	673

Fee-earning AUM	$16,141	$16,576
Non-fee earning AUM	849	918

Intercompany AUM
Funded AUM (2)	$1,124	$1,126
Unfunded AUM	229	244
_______________________________________________
(1)    Please see “Definitions” at the end of this press release.
(2)    Includes assets managed by AssuredIM under an Investment Management Agreement with its insurance affiliates of $564 million in investment-grade CLO and liquid municipal strategies as of March 31, 2022 and of $574 million as of December 31, 2021.

Corporate Division

The Corporate division primarily consists of interest expense on the debt of Assured Guaranty US Holdings Inc. (AGUS) and Assured Guaranty Municipal Holdings Inc. (AGMH), as well as other operating expenses attributed to holding company activities. Adjusted operating loss for the corporate division was $33 million in first quarter 2022 compared with $29 million in first quarter 2021.

Other (Effect of FG VIE and CIV consolidation)

The effect of consolidating FG VIEs and CIVs in first quarter 2022 was a loss of $10 million, compared with a de minimis amount in first quarter 2021.

Reconciliation to GAAP

The following table presents a reconciliation of net income (loss) attributable to AGL to adjusted operating income (loss).

Reconciliation of Net Income (Loss) Attributable to AGL to
Adjusted Operating Income (Loss)
(in millions, except per share amounts)

	Quarter Ended
	March 31,
	2022		2021
	Total	Per Diluted Share	Total	Per Diluted Share
Net income (loss) attributable to AGL	$66	$0.98	$11	$0.14
Less pre-tax adjustments:
Realized gains (losses) on investments	3	0.05	(3)	(0.04)
Non-credit impairment-related unrealized fair value gains (losses) on credit derivatives	(3)	(0.04)	(19)	(0.25)
Fair value gains (losses) on committed capital securities (CCS)	1	0.02	(19)	(0.24)
Foreign exchange gains (losses) on remeasurement of premiums receivable and loss and loss adjustment expense (LAE) reserves (1)	(29)	(0.44)	1	0.01
Total pre-tax adjustments	(28)	(0.41)	(40)	(0.52)
Less tax effect on pre-tax adjustments	4	0.05	8	0.11
Adjusted operating income (loss)	$90	$1.34	$43	$0.55

Gain (loss) related to FG VIE and CIV consolidation included in adjusted operating income	$(10)	$(0.14)	$—	$—
_______________________________________________
(1)    Foreign exchange gains (losses) in both periods primarily relate to remeasurement of premiums receivable and are mainly due to changes in the exchange rate of the pound sterling and euro relative to the U.S. dollar.

Non-credit-impairment-related unrealized fair value losses on credit derivatives in first quarter 2022 were mainly attributable to increases in the credit spread of underlying reference obligations, offset in part by the increased cost to buy protection on Assured Guaranty Corp. (AGC), as the market cost of AGC’s protection increased during the period. In first quarter 2021, non-credit impairment-related unrealized fair value losses on credit derivatives were generated primarily as a result of the decreased cost to buy protection on AGC, as the market cost of AGC's credit protection decreased during the period. Except for underlying credit impairment, which is recognized as loss expense in the Insurance segment, the fair value adjustments on credit derivatives in the insured portfolio are non-economic adjustments that reverse to zero over the remaining term of that portfolio.

Fair value gains on CCS in first quarter 2022 were primarily due to a significant increase in London Interbank Offered Rate. Fair value losses on CCS in first quarter 2021 were primarily due to a tightening in market spreads during the quarter. Fair value of CCS is heavily affected by, and in part fluctuates with, changes in market interest rates, credit spreads and other market factors and are not expected to result in an economic gain or loss.

Common Share Repurchases

Summary of Share Repurchases
(in millions, except per share amounts)

	Amount	Number of Shares	Average Price Per Share

2022 (January 1 - March 31)	$155	2.74	$56.62
2022 (April 1 - May 5, 2022)	61	1.01	59.86
Total 2022	$216	3.75	57.49

From 2013 through May 5, 2022, the Company repurchased a total of 135.8 million common shares at an average price of $32.21, representing approximately 70.0% of the total shares outstanding at the beginning of the repurchase program in 2013. As of May 5, 2022, the Company was authorized to purchase $240 million of its common shares. These repurchases can be made from time to time in the open market or in privately negotiated transactions.

The timing, form and amount of the share repurchases under the program are at the discretion of management and will depend on a variety of factors, including funds available at the parent company, other potential uses for such funds, market conditions, the Company's capital position, legal requirements and other factors. The repurchase program may be modified, extended or terminated by the Board of Directors at any time. It does not have an expiration date.

Financial Statements

Condensed Consolidated Statements of Operations (unaudited)
(in millions)

	Quarter Ended
	March 31,
	2022	2021
Revenues
Net earned premiums	$214	$103
Net investment income	62	70
Asset management fees	34	24
Net realized investment gains (losses)	3	(3)
Fair value gains (losses) on credit derivatives	(3)	(19)
Fair value gains (losses) on CCS	1	(19)
Fair value gains (losses) on FG VIEs	6	5
Fair value gains (losses) on CIVs	14	16
Foreign exchange gain (loss) on remeasurement	(30)	—
Other income (loss)	(1)	—
Total revenues	300	177
Expenses
Loss and LAE	57	30
Interest expense	20	21
Amortization of DAC	4	3
Employee compensation and benefit expenses	73	60
Other operating expenses	42	57
Total expenses	196	171
Income (loss) before income taxes and equity in earnings (losses) of investees	104	6
Equity in earnings (losses) of investees	(11)	9
Income (loss) before income taxes	93	15
Less: Provision (benefit) for income taxes	18	—
Net income (loss)	75	15
Less: Noncontrolling interests	9	4
Net income (loss) attributable to AGL	$66	$11

Condensed Consolidated Balance Sheets (unaudited)
(in millions)

	As of
	March 31, 2022	December 31, 2021
Assets
Investments:
Fixed-maturity securities available-for-sale, at fair value	$8,156	$8,202
Fixed-maturity securities, trading, at fair value	174	—
Short-term investments, at fair value	585	1,225
Other invested assets	152	181
Total investments	9,067	9,608
Cash	119	120
Premiums receivable, net of commissions payable	1,335	1,372
DAC	135	131
Salvage and subrogation recoverable	529	801
FG VIEs’ assets, at fair value	307	260
Assets of CIVs	5,700	5,271
Goodwill and other intangible assets	172	175
Other assets	481	470
Total assets	$17,845	$18,208

Liabilities
Unearned premium reserve	$3,596	$3,716
Loss and LAE reserve	718	869
Long-term debt	1,673	1,673
Credit derivative liabilities, at fair value	157	156
FG VIEs’ liabilities, at fair value	335	289
Liabilities of CIVs	4,854	4,436
Other liabilities	496	569
Total liabilities	11,829	11,708

Redeemable noncontrolling interests	21	22

Shareholders’ equity
Common shares	1	1
Retained earnings	5,878	5,990
Accumulated other comprehensive income	(78)	300
Deferred equity compensation	1	1
Total shareholders’ equity attributable to AGL	5,802	6,292
Nonredeemable noncontrolling interests	193	186
Total shareholders’ equity	5,995	6,478
Total liabilities, redeemable noncontrolling interests and shareholders’ equity	$17,845	$18,208

Explanation of Non-GAAP Financial Measures

The Company discloses both (a) financial measures determined in accordance with GAAP and (b) financial measures not determined in accordance with GAAP (non-GAAP financial measures).

Financial measures identified as non-GAAP should not be considered substitutes for GAAP financial measures. The primary limitation of non-GAAP financial measures is the potential lack of comparability to financial measures of other companies, whose definitions of non-GAAP financial measures may differ from those of the Company.

The Company believes its presentation of non-GAAP financial measures provides information that is necessary for analysts to calculate their estimates of Assured Guaranty’s financial results in their research reports on Assured Guaranty and for investors, analysts and the financial news media to evaluate Assured Guaranty’s financial results.

GAAP requires the Company to consolidate entities where it is deemed to be the primary beneficiary which include:
•FG VIEs, which the Company does not own and where its exposure is limited to its obligation under the financial guaranty insurance contract, and
•CIVs in which certain subsidiaries invest and which are managed by AssuredIM.

The Company discloses the effect of FG VIE and CIV consolidation that is embedded in each non-GAAP financial measure, as applicable. The Company believes this information may also be useful to analysts and investors evaluating Assured Guaranty’s financial results. In the case of both the consolidated FG VIEs and the CIVs, the economic effect on the Company of each of the consolidated FG VIEs and CIVs is reflected primarily in the results of the Insurance segment.

Management of the Company and AGL’s Board of Directors use non-GAAP financial measures further adjusted to remove the effect of FG VIE and CIV consolidation (which the Company refers to as its core financial measures), as well as GAAP financial measures and other factors, to evaluate the Company’s results of operations, financial condition and progress towards long-term goals. The Company uses core financial measures in its decision-making process for and in its calculation of certain components of management compensation. The financial measures that the Company uses to help determine compensation are: (1) adjusted operating income, further adjusted to remove the effect of FG VIE and CIV consolidation; (2) adjusted operating shareholders’ equity, further adjusted to remove the effect of FG VIE and CIV consolidation; (3) adjusted book value per share, further adjusted to remove the effect of FG VIE and CIV consolidation; (4) PVP, and (5) gross third-party assets raised.

Management believes that many investors, analysts and financial news reporters use adjusted operating shareholders’ equity and/or adjusted book value, each further adjusted to remove the effect of FG VIE and CIV consolidation, as the principal financial measures for valuing AGL’s current share price or projected share price and also as the basis of their decision to recommend, buy or sell AGL’s common shares. Management also believes that many of the Company’s fixed income investors also use adjusted operating shareholders’ equity, further adjusted to remove the effect of FG VIE and CIV consolidation, to evaluate the Company’s capital adequacy.

Adjusted operating income, further adjusted for the effect of FG VIE and CIV consolidation enables investors and analysts to evaluate the Company’s financial results in comparison with the consensus analyst estimates distributed publicly by financial databases.

The following paragraphs define each non-GAAP financial measure disclosed by the Company and describe why it is useful. To the extent there is a directly comparable GAAP financial measure, a reconciliation of the non-GAAP financial measure and the most directly comparable GAAP financial measure is presented below.

Adjusted Operating Income

Management believes that adjusted operating income is a useful measure because it clarifies the understanding of the operating results of the Company. Adjusted operating income is defined as net income (loss) attributable to AGL, as reported under GAAP, adjusted for the following:

1)    Elimination of realized gains (losses) on the Company’s investments, except for gains and losses on securities classified as trading. The timing of realized gains and losses, which depends largely on market credit cycles, can vary considerably across periods. The timing of sales is largely subject to the Company’s discretion and influenced by market opportunities, as well as the Company’s tax and capital profile.

2)    Elimination of non-credit impairment-related unrealized fair value gains (losses) on credit derivatives that are recognized in net income, which is the amount of unrealized fair value gains (losses) in excess of the present value of the expected estimated economic credit losses, and non-economic payments. Such fair value adjustments are heavily affected by, and in part fluctuate with, changes in market interest rates, the Company’s credit spreads, and other market factors and are not expected to result in an economic gain or loss.

3)    Elimination of fair value gains (losses) on the Company’s CCS that are recognized in net income. Such amounts are affected by changes in market interest rates, the Company’s credit spreads, price indications on the Company’s publicly traded debt, and other market factors and are not expected to result in an economic gain or loss.

4)    Elimination of foreign exchange gains (losses) on remeasurement of net premium receivables and loss and LAE reserves that are recognized in net income. Long-dated receivables and loss and LAE reserves represent the present value of future contractual or expected cash flows. Therefore, the current period’s foreign exchange remeasurement gains (losses) are not necessarily indicative of the total foreign exchange gains (losses) that the Company will ultimately recognize.

5)    Elimination of the tax effects related to the above adjustments, which are determined by applying the statutory tax rate in each of the jurisdictions that generate these adjustments.

See “Reconciliation to GAAP” above for a reconciliation of net income (loss) attributable to AGL to adjusted operating income (loss).

Adjusted Operating Shareholders’ Equity and Adjusted Book Value

Management believes that adjusted operating shareholders’ equity is a useful measure because it excludes the fair value adjustments on investments, credit derivatives and CCS that are not expected to result in economic gain or loss.

Adjusted operating shareholders’ equity is defined as shareholders’ equity attributable to AGL, as reported under GAAP, adjusted for the following:

1)    Elimination of non-credit impairment-related unrealized fair value gains (losses) on credit derivatives, which is the amount of unrealized fair value gains (losses) in excess of the present value of the expected estimated economic credit losses, and non-economic payments. Such fair value adjustments are heavily affected by, and in part fluctuate with, changes in market interest rates, credit spreads and other market factors and are not expected to result in an economic gain or loss.

2)    Elimination of fair value gains (losses) on the Company’s CCS. Such amounts are affected by changes in market interest rates, the Company’s credit spreads, price indications on the Company’s publicly traded debt, and other market factors and are not expected to result in an economic gain or loss.

3)    Elimination of unrealized gains (losses) on the Company’s investments that are recorded as a component of accumulated other comprehensive income (AOCI). The AOCI component of the fair value adjustment on the investment portfolio is not deemed economic because the Company generally holds these investments to maturity and therefore would not recognize an economic gain or loss.

4)     Elimination of the tax effects related to the above adjustments, which are determined by applying the statutory tax rate in each of the jurisdictions that generate these adjustments.

Management uses adjusted book value, further adjusted for FG VIE and CIV consolidation, to measure the intrinsic value of the Company, excluding franchise value. Adjusted book value per share, further adjusted for FG VIE and CIV consolidation (core adjusted book value), is one of the key financial measures used in determining the amount of certain long-term compensation elements to management and employees and used by rating agencies and investors. Management believes that adjusted book value is a useful measure because it enables an evaluation of the Company’s in-force premiums and revenues net of expected losses. Adjusted book value is adjusted operating shareholders’ equity, as defined above, further adjusted for the following:

1)    Elimination of deferred acquisition costs, net. These amounts represent net deferred expenses that have already been paid or accrued and will be expensed in future accounting periods.

2)    Addition of the net present value of estimated net future revenue. See below.

3)    Addition of the deferred premium revenue on financial guaranty contracts in excess of expected loss to be expensed, net of reinsurance. This amount represents the present value of the expected future net earned premiums, net of the present value of expected losses to be expensed, which are not reflected in GAAP equity.

4)     Elimination of the tax effects related to the above adjustments, which are determined by applying the statutory tax rate in each of the jurisdictions that generate these adjustments.

The unearned premiums and revenues included in adjusted book value will be earned in future periods, but actual earnings may differ materially from the estimated amounts used in determining current adjusted book value due to changes in foreign exchange rates, prepayment speeds, terminations, credit defaults and other factors.

Reconciliation of GAAP Shareholders’ Equity attributable to AGL to
Adjusted Operating Shareholders’ Equity and ABV
(in millions, except per share amounts)

	As of
	March 31, 2022		December 31, 2021
	Total	Per Share	Total	Per Share

Shareholders’ equity attributable to AGL	$5,802	$89.20	$6,292	93.19
Less pre-tax adjustments:
Non-credit impairment-related unrealized fair value gains (losses) on credit derivatives	(57)	(0.88)	(54)	(0.80)
Fair value gains (losses) on CCS	24	0.38	23	0.34
Unrealized gain (loss) on investment portfolio excluding foreign exchange effect	(26)	(0.41)	404	5.99
Less taxes	1	0.02	(72)	(1.07)
Adjusted operating shareholders’ equity	5,860	90.09	5,991	88.73
Pre-tax adjustments:
Less: DAC	135	2.07	131	1.95
Plus: Net present value of estimated net future revenue	164	2.52	160	2.37
Plus: Net unearned premium reserve on financial guaranty contracts in excess of expected loss to be expensed	3,369	51.79	3,402	50.40
Plus taxes	(593)	(9.12)	(599)	(8.88)
ABV	$8,665	$133.21	$8,823	$130.67

Gain (loss) related to FG VIE and CIV consolidation included in:
Adjusted operating shareholders’ equity	$22	$0.34	$32	$0.47
ABV	13	0.19	23	0.34

Shares outstanding at the end of the period	65.0		67.5

Net Present Value of Estimated Net Future Revenue

Management believes that this amount is a useful measure because it enables an evaluation of the present value of estimated net future revenue for non-financial guaranty insurance contracts. This amount represents the net present value of estimated future revenue from these contracts (other than credit derivatives with net expected losses), net of reinsurance, ceding commissions and premium taxes.

Future installment premiums are discounted at the approximate average pre-tax book yield of fixed-maturity securities purchased during the prior calendar year, other than loss mitigation securities. The discount rate is recalculated annually and updated as necessary. Net present value of estimated future revenue for an obligation may change from period to period due to a change in the discount rate or due to a change in estimated net future revenue for the obligation, which may change due to changes in foreign exchange rates, prepayment speeds, terminations, credit defaults or other factors that affect par outstanding or the ultimate maturity of an obligation. There is no corresponding GAAP financial measure.

PVP or Present Value of New Business Production

Management believes that PVP is a useful measure because it enables the evaluation of the value of new business production in the Insurance segment by taking into account the value of estimated future installment premiums on all new contracts underwritten in a reporting period as well as additional installment premiums and fees on existing contracts (which may result from supplements or fees or from the issuer not calling an insured obligation the

Company projected would be called), regardless of form, which management believes GAAP gross written premiums and changes in fair value of credit derivatives do not adequately measure. PVP in respect of contracts written in a specified period is defined as gross upfront and installment premiums received and the present value of gross estimated future installment premiums.

Future installment premiums are discounted at the approximate average pre-tax book yield of fixed-maturity securities purchased during the prior calendar year, other than certain fixed-maturity securities such as loss mitigation securities. The discount rate is recalculated annually and updated as necessary. Under GAAP, financial guaranty installment premiums are discounted at a risk-free rate. Additionally, under GAAP, management records future installment premiums on financial guaranty insurance contracts covering non-homogeneous pools of assets based on the contractual term of the transaction, whereas for PVP purposes, management records an estimate of the future installment premiums the Company expects to receive, which may be based upon a shorter period of time than the contractual term of the transaction.

Actual installment premiums may differ from those estimated in the Company’s PVP calculation due to factors including, but not limited to, changes in foreign exchange rates, prepayment speeds, terminations, credit defaults, or other factors that affect par outstanding or the ultimate maturity of an obligation.

Reconciliation of GWP to PVP (1)
(in millions)

	Quarter Ended
	March 31, 2022
	Public Finance		Structured Finance
	U.S.	Non - U.S.	U.S.	Non - U.S.	Total
GWP	$49	$16	$5	$—	$70
Less: Installment GWP and other GAAP adjustments(1)	—	16	3	—	19
Upfront GWP	49	—	2	—	51
Plus: Installment premiums and other(2)	—	12	—	6	18
PVP	$49	$12	$2	$6	$69

	Quarter Ended
	March 31, 2021
	Public Finance		Structured Finance
	U.S.	Non - U.S.	U.S.	Non - U.S.	Total
GWP	$79	$5	$3	$—	$87
Less: Installment GWP and other GAAP adjustments(1)	34	3	1	—	38
Upfront GWP	45	2	2	—	49
Plus: Installment premiums and other	36	1	—	—	37
PVP	$81	$3	$2	$—	$86
________________________________________________
(1)    This includes the present value of new business on installment policies discounted at the prescribed GAAP discount rates, GWP adjustments on existing installment policies due to changes in assumptions and other GAAP adjustments.
(2)    This includes the present value of future premiums and fees on new business paid in installments discounted at the approximate average pre-tax book yield of fixed-maturity securities purchased during the prior calendar year, other than certain fixed-maturities such as loss mitigation securities. This also includes the present value of future premiums and fees associated with a financial guarantee written by the Company that, under GAAP, is accounted for under ASC 460, Guarantees.

AUM Definitions

The Company uses AUM as a metric to measure progress in its Asset Management segment. Management fee revenue is based on a variety of factors and is not perfectly correlated with AUM. However, the Company believes that AUM is a useful metric for assessing the relative size and scope of our asset management business. The Company uses measures of its AUM in its decision-making process and uses a measure of change in AUM in its calculation of certain components of management compensation. Investors also use AUM to evaluate companies that participate in the asset management business. AUM refers to the assets managed, advised or serviced by the Asset Management segment and equals the sum of the following:

•the amount of aggregate collateral balance and principal cash of AssuredIM’s CLOs, including CLO Equity that may be held by AssuredIM Funds. This also includes CLO assets managed by BlueMountain Fuji Management, LLC (BM Fuji), which was sold to a third party in the second quarter of 2021. AssuredIM is not the investment manager of BM Fuji-advised CLOs, but following the sale, AssuredIM sub-advises and continues to provide personnel and other services to BM Fuji associated with the management of BM Fuji-advised CLOs pursuant to a sub-advisory agreement and a personnel and services agreement, consistent with past practices; and

•the net asset value of all funds and accounts other than CLOs, plus any unfunded commitments. Changes in NAV attributable to movements in fund value of certain private equity funds are reported on a quarter lag.

The Company’s calculation of AUM may differ from the calculation employed by other investment managers and, as a result, this measure may not be directly comparable to similar measures presented by other investment managers. The calculation also differs from the manner in which AssuredIM affiliates registered with the SEC report “Regulatory Assets Under Management” on Form ADV and Form PF in various ways.

    The Company also uses several other measurements of AUM to understand and measure its AUM in more detail and for various purposes, including its relative position in the market and its income and income potential:

“Third-party AUM” refers to the assets AssuredIM manages or advises on behalf of third-party investors. This includes current and former employee investments in AssuredIM Funds. For CLOs, this also includes CLO Equity that may be held by AssuredIM Funds.

“Intercompany AUM” refers to the assets AssuredIM manages or advises on behalf of the Company. This includes investments from affiliates of Assured Guaranty along with general partners’ investments of AssuredIM (or its affiliates) into the AssuredIM Funds.

“Funded AUM” refers to assets that have been deployed or invested into the funds or CLOs.

“Unfunded AUM” refers to unfunded capital commitments from closed-end funds and CLO warehouse funds.

“Fee earning AUM” refers to assets where AssuredIM collects fees and has elected not to waive or rebate fees to investors.

“Non-fee earning AUM” refers to assets where AssuredIM does not collect fees or has elected to waive or rebate fees to investors. AssuredIM reserves the right to waive some or all fees for certain investors, including investors affiliated with AssuredIM and/or the Company. Further, to the extent that the Company’s wind-down and/or opportunity funds are invested in AssuredIM managed CLOs, AssuredIM may rebate any management fees and/or performance fees earned from the CLOs to the extent such fees are attributable to the wind-down and opportunity funds’ holdings of CLOs also managed by AssuredIM.

Conference Call and Webcast Information

The Company will host a conference call for investors at 8:00 a.m. Eastern Time (9:00 a.m. Atlantic Time) on Friday, May 6, 2022. The conference call will be available via live webcast in the Investor Information section of the Company's website at AssuredGuaranty.com or by dialing 1-844-200-6205 (in the U.S.) or 1-929-526-1599 (International); the access code is 554998.

A replay of the conference call will be available approximately three hours after the call ends through August 6, 2022. The replay will be available via archived webcast in the Investor Information section of the Company's website at AssuredGuaranty.com or by dialing 1-866-813-9403 (in the U.S.) or 1-929-458-6194 (International); the access code is 396514.

Please refer to Assured Guaranty's March 31, 2022 Financial Supplement, which is posted on the Company's website at assuredguaranty.com/agldata, for more information on the Company's financial guaranty portfolio, investment portfolio and other items. In addition, the Company is posting at assuredguaranty.com/presentations its “March 31, 2022 Equity Investor Presentation”.

The Company plans to post by early next week on its website at assuredguaranty.com/agldata the following:

•“Public Finance Transactions in 1Q 2022,” which lists the U.S. public finance new issues insured by the Company in first quarter 2022, and

•“Structured Finance Transactions at March 31, 2022,” which lists the Company's structured finance exposure as of that date.

In addition, the Company will post on its website, when available, the Company's separate-company subsidiary financial supplements and its “Fixed Income Presentation” for the current quarter. Those documents will be furnished to the Securities and Exchange Commission in a Current Report on Form 8-K.

# # #

Assured Guaranty Ltd. is a publicly traded (NYSE: AGO), Bermuda-based holding company. Through its subsidiaries, Assured Guaranty provides credit enhancement products to the U.S. and international public finance, infrastructure and structured finance markets and also provides asset management services. More information on Assured Guaranty Ltd. and its subsidiaries can be found at AssuredGuaranty.com.

Cautionary Statement Regarding Forward-Looking Statements

Any forward-looking statements made in this press release reflect the Company’s current views with respect to future events and financial performance and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements involve risks and uncertainties that may cause actual results to differ materially from those set forth in these statements. For example, Assured Guaranty’s calculations of ABV, PVP, net present value of estimated future installment premiums in force and total estimated net future premium earnings and statements regarding its capital position and demand for its insurance and other forward-looking statements could be affected by the development, course and duration of the COVID-19 pandemic and the governmental and private actions taken in response, the effectiveness, acceptance and distribution of COVID-19 vaccines and therapeutics, and the global consequences of the pandemic and such actions, including their impact on the factors listed below; consequences of the conflict in Ukraine, including economic sanctions, volatility in energy prices, and the potential for increased cyberattacks; changes in the world’s credit markets, segments thereof, interest rates, inflation, credit spreads or general economic conditions; developments in the world’s financial and capital markets that adversely affect insured obligors’ repayment rates, Assured Guaranty’s insurance loss or recovery experience, investments of Assured Guaranty or assets it manages; reduction in the amount of available insurance opportunities and/or in the demand for Assured Guaranty’s insurance; the loss of investors in Assured Guaranty’s asset management strategies or the failure to attract new investors to Assured Guaranty’s asset management business; the possibility that budget or pension shortfalls or other factors will result in credit losses or impairments on obligations of state, territorial and local governments and their related authorities and public corporations that Assured Guaranty insures or reinsures; insured losses in excess of those expected by Assured Guaranty or the failure of Assured Guaranty to realize loss recoveries that are assumed in its expected loss estimates for insurance exposures including as a result of the failure to resolve Assured Guaranty's Puerto Rico exposures in a manner substantially consistent with the support agreements signed to date; increased competition, including from new entrants into the financial guaranty industry; poor performance of Assured Guaranty’s asset management strategies compared to the performance of the asset management strategies of Assured Guaranty’s competitors; the possibility that investments made by Assured Guaranty for its investment portfolio, including alternative investments and investments it manages, do not result in the benefits anticipated or subject Assured Guaranty to reduced liquidity at a time it requires liquidity, or to unanticipated consequences; the impact of market volatility on the mark-to-market of Assured Guaranty’s assets and liabilities subject to mark-to-market, including certain of its investments, most of its financial guaranty contracts written in credit default swap form, and certain consolidated variable interest entities; rating agency action, including a ratings downgrade, a change in outlook, the placement of ratings on watch for downgrade, or a change in rating criteria, at any time, of AGL or any of its insurance subsidiaries, and/or of any securities AGL or any of its subsidiaries have issued, and/or of transactions that AGL’s insurance subsidiaries have insured; the inability of Assured Guaranty to access external sources of capital on acceptable terms; changes in applicable accounting policies or practices; changes in applicable laws or regulations, including insurance, bankruptcy and tax laws, or other governmental actions; the possibility that acquisitions made by Assured Guaranty, including its acquisition of BlueMountain Capital Management, LLC (now known as Assured Investment Management LLC) and its associated entities, do not result in the benefits anticipated or subject Assured Guaranty to unanticipated consequences; difficulties with the execution of Assured Guaranty’s business strategy; loss of key personnel; the effects of mergers, acquisitions and divestitures; natural or man-made catastrophes or pandemics; other risk factors identified in AGL’s filings with the SEC; other risks and uncertainties that have not been identified at this time; and management’s response to these factors. Readers are cautioned not to place undue reliance on these forward-looking statements. These forward-looking statements are made as of May 5, 2022, and Assured Guaranty undertakes no obligation to update publicly or review any forward-looking statement, whether as a result of new information, future developments or otherwise, except as required by law.

Contact Information

Robert Tucker
Senior Managing Director, Investor Relations and Corporate Communications
212-339-0861
rtucker@agltd.com

Ashweeta Durani
Vice President, Media Relations
212-408-6042
adurani@agltd.com